CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Reports to Shareholders", "Independent Auditors/Accountants" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 76 to the Registration Statement (Form N-1A No. 2-11357) of Neuberger & Berman Equity Funds, and to the incorporation by reference to our report dated October 3, 1996 on the Neuberger & Berman International Portfolio (a separate series of Global Managers Trust) included in the 1996 Annual Report to Shareholders of Neuberger & Berman Equity Funds.


                                       /s/ Ernst & Young
                                       ERNST & YOUNG


     Grand Cayman,
     Cayman Islands
     December 3, 1996


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